Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of scPharmaceuticals Inc. of our report dated March 20, 2018, relating to the financial statements of scPharmaceuticals Inc., appearing in the Annual Report on Form 10-K of scPharmaceuticals Inc. for the year ended December 31, 2017.

/s/ RSM US LLP

Boston, Massachusetts

August 28, 2018